Exhibit 10.19

AMENDMENT NO. 7 TO CREDIT AGREEMENT

This AMENDMENT NO. 7 TO CREDIT AGREEMENT dated as of October __, 2005 (this “Amendment”), is between LTX CORPORATION, a Massachusetts corporation having its chief executive office at LTX Park at 50 Rosemont Road, Westwood, Massachusetts 02090-2306 (the “Borrower”), and CITIZENS BANK OF MASSACHUSETTS (the “Lender”) having its office at 28 State Street, Boston, Massachusetts 02109.

WHEREAS, the Borrower and the Lender are parties to the Credit Agreement dated as of April 30, 2001 as amended by Amendment No. 1 to Credit Agreement dated as of May 30, 2002, Amendment No. 2 to Credit Agreement dated as of October 31, 2002, Amendment No. 3 to Credit Agreement dated as of April 30, 2003, Amendment No. 4 to Credit Agreement dated as of July 24, 2003, Amendment No. 5 to Credit Agreement dated as of July 23, 2004 and Amendment No. 6 to Credit Agreement dated as of July 22, 2005 (as the same may be further amended or amended and restated from time to time, the “Credit Agreement”).

WHEREAS, the Borrower and the Lender have agreed to extend the maturity date of the Credit Agreement to April 24, 2006 and make additional changes to the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

1. Capitalized Terms. Capitalized terms used herein which are defined in the Credit Agreement have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

2. Amendments. The Borrower and the Lender agree that the Credit Agreement is amended as set forth below:

(a) The definitions of “Availability”, “Availability Certificate”, “Eligible Marketable Securities”, “LC Disbursement”, “LC Exposure” and “Letter of Credit” contained in Section 1.1 are hereby deleted.

(b) The following definitions are hereby added to Section 1.1 in alphabetical order.

“Convertible Debentures” means those certain 4  1/4% Convertible Subordinated Notes due 2006 issued by the Borrower pursuant to the Indenture.

“Indenture” means that certain Indenture dated as of August 8, 2001 between the Borrower and State Street Bank and Trust Company, as trustee.

(c) The definitions of “Revolving Credit Commitment”, “Revolving Credit Maturity Date”, “Revolving Credit Exposure” and “SVB Credit Agreement” contained in Section 1.1 are hereby deleted in their entirety and replaced by the following.

“Revolving Credit Commitment” means the commitment of the Lender to make Revolving Credit Loans hereunder, as such commitment may be reduced from time to time pursuant to Sections 2.6 and 2.9. The maximum amount of the Lender’s Revolving Credit Commitment is $15,000,000.

“Revolving Credit Maturity Date” means April 24, 2006; provided that if the Lender has received prior to such date (i) a copy of a fully executed and effective amendment or supplement to the Indenture for the Convertible Debentures (such amendment or supplement to be satisfactory to the Lender) which extends the maturity date for the Convertible Debentures from the current maturity date, August 8, 2006, to a date no less than 12 months after such date (i.e., August 8, 2007 or later) or (ii) a copy of fully executed and effective documents with respect to any refinancing, replacement or restructuring of the entire outstanding principal amount (and any accrued and unpaid interest or premium) of the Convertible Debentures (such documents to be satisfactory to the Lender) which provide for a maturity date for the Borrower’s obligations thereunder of August 8, 2007 or later (and no principal, sinking fund, redemption, put, call or other payments prior to such date except for interest payments), then the Revolving Credit Maturity Date shall be October 24, 2006.

“Revolving Credit Exposure” meant, at any time, the sum of (a) outstanding principal amount of Revolving Credit Loans at such time and (b) any outstanding obligations in respect of leases between the Borrower and the Lender or Citizens Leasing Corporation.

“SVB Credit Agreement” means the Loan and Security Agreement dated as of May 31, 2005 between the Borrower and SVB as such agreement may be amended, restated, modified or supplemented from time to time including by refinancing or replacement thereof.

(d) Sections 2.1(a) and (b) is hereby deleted and replaced by the following new sections:

(a) Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Credit Loans denominated in U.S. Dollars to the Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in the Revolving Credit Exposure exceeding the Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans.

(e) Section 2.4 is hereby deleted and replaced by “[Reserved]”:

(f) Section 2.8(a) is hereby deleted and replaced by the following new section:

(a) The Borrower unconditionally promises to pay to the Lender the then unpaid principal amount of the Revolving Credit Loans on the Revolving Credit Maturity Date. In addition, if following any reduction in the Revolving Credit Commitment or at any other time the Revolving Credit Exposure shall exceed the Revolving Credit Commitment, the Borrower shall repay Revolving Credit Loans in an amount equal to such excess.

(g) Section 5.1(d) is hereby deleted and replaced by the following new section:

(d) as soon as available and in any event within ten (10) days after the end of each month, a report showing the balance in the Custodial Account as of such month end;

(h) Section 2.10(b) is hereby deleted.

(i) Section 2.11 is hereby amended by deleting subsections (a) and (b) and replacing them with the following:

(a) The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus 0.00%.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus 1.00%.

(j) Section 6.1 is hereby amended by adding the following to subsection (l):

or (iv) the balance maintained by the Borrower in the Securities Account shall be less than $22,500,000 at any time;

3. Conditions to this Amendment. This Amendment shall be effective upon the satisfaction of each of the following conditions:

(a) The Lender shall have received counterparts of this Amendment duly executed by each of the parties hereto;

(b) The Lender shall have received a fully executed amendment to the Intercreditor Agreement in form and substance satisfactory to the Lender;

(c) The Lender shall have received an extension fee in the amount of $2,500;

(d) The Lender shall have received a copy of consent or waiver letter executed by SVB in favor of the Borrower with respect to Section 6.6(a) of the SVB Credit Agreement;

(e) The Lender shall have received such other documents, instruments and agreements as the Lender may reasonably request, all of which shall be in form and substance satisfactory to the Lender; and

(f) The Borrower shall have paid all reasonable expenses, including legal fees and disbursements incurred by the Lender in connection with this Amendment and the transactions contemplated hereby.

4. No Default; Representations and Warranties, etc.

(a) The Borrower hereby confirms that: (a) the representations and warranties of the Borrower contained in Article 3 of the Credit Agreement are true on and as of the date hereof as if made on such date (except to the extent that such representations and warranties expressly relate to an earlier date); (b) the Borrower is in compliance in all material respects with all of the terms and provisions set forth in the Credit Agreement on its part to be observed or performed thereunder; and (c) after giving effect to this Amendment, no Event of Default specified in Article 6 of the Credit Agreement, nor any event which with the giving of notice or expiration of any applicable grace period or both would constitute such an Event of Default, shall have occurred and be continuing.

(b) The Borrower hereby represents and warrants to the Lender that: (i) this Amendment is within the power and authority of the Borrower and have been duly authorized by all necessary corporate action on the part of the Borrower and (ii) this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5. Miscellaneous.

(a) Except to the extent specifically amended hereby, the Credit Agreement, the Loan Documents and all related documents, including without limitation, the Collateral Documents, shall remain in full force and effect and are hereby ratified and confirmed. Whenever the terms or sections amended hereby shall be referred to in the Credit Agreement, Loan Documents or such other documents (whether directly or by incorporation into other defined terms), such defined terms shall be deemed to refer to those terms or sections as amended by this Amendment. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any obligations of the Borrower under the Loan Documents or any rights of the Lender consequent thereon, except such waivers as are specifically set forth herein.

(b) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument.

(c) This Amendment shall be governed by the laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law) and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment which shall be deemed to be a sealed instrument as of the date first above written.

LTX CORPORATION

By:
Name:
Title:

CITIZENS BANK OF MASSACHUSETTS

By:
Name:	Amy LeBlanc Hackett
Title:	Vice President